Exhibit 99.1

K12 Offers Guidance for FY 2014

HERNDON, Va.--(BUSINESS WIRE)--October 10, 2013--K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum, software and education services created for individualized learning for students primarily in kindergarten through 12th grade, today announced guidance for the full fiscal year ending June 30, 2014 (“FY 2014”) and the first fiscal quarter of 2014.

Fiscal Year 2014 Outlook

The Company is forecasting the following for FY 2014:

  Revenue of $905 million to $925 million.
  Operating income in the range of $53 million to $57 million, with a corresponding expansion of operating margin to a range of 5.7% to 6.3% in fiscal 2014.
  Capital expenditures, defined as curriculum development, software development, purchases of property and equipment and capitalized leases for student computers, of $75 million to $85 million.
  Income tax rate of 40% to 42%.

The Company also reported on October 8, 2013 that its Q1 FY 2014 average student enrollments in Managed Public Schools were 128,550, an increase of 5.7% over Q1 FY 2013. Applications for enrollment into the Company’s Managed Public Schools, which is a major indicator of demand for the Company’s products and services, rose 11% for the 2013 enrollment period versus the same period in the prior year.

The increase in Managed Public School enrollments fell short of previous expectations due to several factors, which include, among others:

  The Company’s inability to convert the increased volume of student applications into enrollments at a level achieved during previous years due to performance in its enrollment centers and, to a lesser extent;
  The delayed start of the open enrollment period for certain schools.

First Quarter Fiscal 2014 Outlook

The Company is forecasting the following for the first quarter of FY 2014:

  Revenues to increase 3% to 4% over first quarter FY 2013. This is lower than the Company’s full year growth mainly due to timing of school openings and revenue recognition rules.
  Operating loss in the range of $8 million to $10 million. Operating income / (loss) in the first quarter is negatively impacted by timing of revenue and seasonality of SG&A costs which includes enrollment center and promotional expenses.

Comments from Management

Nate Davis, Executive Chairman of the Board, commented: “The one thing that won’t change as we enter 2014 is our mission of improving academic performance for every child, including students who come to us behind grade level as well as accelerated learners. While we were disappointed with the enrollment numbers, our application volume was strong and there continues to be inquiries from parents and consumers who want more school choice for their children in states across the nation.”

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: our potential inability to further develop, maintain and enhance our products and brands; the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct by operators in any school in our industry and in any school in which we operate; challenges from virtual public school or hybrid school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding or an obligation to repay funds previously received; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to enter into new contracts or renew existing contracts with schools; risks associated with entering into and executing mergers, acquisitions and joint ventures; failure to successfully integrate mergers, acquisitions and joint ventures; inability to recruit, train and retain quality teachers and employees; uncertainty regarding our ability to protect our proprietary technologies; risks of new, changing and competitive technologies; increased competition in our industry; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of October 10, 2013, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss guidance for FY 2014 during a conference call scheduled for Thursday, October 10, 2013 at 4:30 p.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.k12.com through the Investor Relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors and analysts should dial (877) 546-5021 (domestic) or (857) 244-7553 (international) at 4:15 p.m. (ET). The participant passcode is 55392404.

A replay of the call will be available starting on October 10, 2013 at 8:30 p.m. (ET), through October 17, 2013 at 11:59 p.m. (ET), at (888) 286-8010 (domestic) or (617) 801-6888 (international) pass code 31476225. It will also be archived at www.k12.com in the Investor Relations section for 60 days.

About K12 Inc.

K12 Inc. (NYSE: LRN) is leading the transformation to individualized learning as the nation's foremost provider of technology-powered online solutions for students in pre-kindergarten through high school. K12 has worked with over 2,000 school districts and has delivered more than four million courses over the past decade. K12 provides curricula, academic services, and learning solutions to public schools and districts, traditional classrooms, blended school programs, and families. K12's curriculum is rooted in decades of research combined with 21st-century technology by cognitive scientists, interactive designers and teachers. K12's portfolio of more than 550 unique courses and titles—the most extensive in the technology-based education industry—covers every core subject and four academic levels for high school including Honors and AP. K12 offers credit recovery courses, career-building electives, remediation support, six world languages and a deep STEM offering. The K12 program is offered through K12 partner public schools in more than two-thirds of the states and the District of Columbia, and through private schools serving students in all 50 states and more than 100 countries. More information can be found at K12.com.

CONTACT:
K12 Inc.
Investor Contact:
Mike Kraft, 571-353-7778
VP Investor Relations
mkraft@k12.com
or
Press Contact:
Jeff Kwitowski, 703-483-7281
SVP Corporate Communications
jkwitowski@k12.com